                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BRC HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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                                                         PERRY E. ESPING
   [LOGO]                                                Chairman and
                                                         Chief Executive Officer

Corporate Offices
BRC Holdings, Inc.
1111 W. Mockingbird Lane
Suite 1400
Dallas, Texas 75247-5014

                                                                  April 10, 1998

Dear Stockholder:

    You are cordially invited to attend the annual meeting of stockholders of BRC Holdings, Inc. to be held in the White Oak Room of the Sheraton Suites Market Center Hotel, 2101 Stemmons Freeway, Dallas, TX 75207 on May 14, 1998, at 9:00 a.m.

    It is important that your shares be represented at the meeting whether or not you personally attend, and I urge you to sign, date and return the enclosed proxy at your earliest convenience.

                                                    Yours very truly,

                                                   /s/ Perry E. Esping
                                                       CHAIRMAN AND
                                                 CHIEF EXECUTIVE OFFICER

                               BRC HOLDINGS, INC.
                      1111 W. MOCKINGBIRD LANE, SUITE 1400
                              DALLAS, TEXAS 75247

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                            ------------------------

To the Stockholders of
BRC HOLDINGS, INC.:

    BRC Holdings, Inc., a Delaware corporation, will hold its annual meeting of stockholders in the White Oak Room of the Sheraton Suites Market Center Hotel, 2101 Stemmons Freeway, Dallas, TX 75207, on May 14, 1998, at 9:00 a.m., Dallas time, for the following purposes:

        (a) To elect five directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified;

        (b) To approve an amendment to the Restated Certificate of Incorporation of the Company to increase the number of common shares authorized for issuance by the Company; and

        (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 20, 1998 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

    Whether or not you expect to be present at the annual meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope. You may revoke any previously delivered proxy by signing and dating a new proxy, submitting a notice of revocation, or by voting in person. No postage is required if the proxy is mailed in the United States. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                          By Order of the Board of Directors,

                                          /s/ Perry E. Esping
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
April 10, 1998

                               BRC HOLDINGS, INC.
                      1111 W. MOCKINGBIRD LANE, SUITE 1400
                              DALLAS, TEXAS 75247

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                            ------------------------

    BRC Holdings, Inc., a Delaware corporation (the "Company"), is furnishing this proxy statement to its stockholders in connection with the solicitation of proxies by the Company for use at the annual meeting of stockholders (the "Annual Meeting") to be held in the White Oak Room of the Sheraton Suites Market Center Hotel, 2101 Stemmons Freeway, Dallas, TX 75207, on May 14, 1998, at 9:00 a.m., Dallas time, or any adjournment thereof. Shares can be voted at the Annual Meeting only if the record holder thereof is represented by proxy or is present in person. All shares represented by a proxy in the form enclosed and properly executed and returned to the Company before the Annual Meeting will be voted in accordance with any specification made on such proxy. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by executing a superseding proxy, by submitting a notice of revocation to the Company or by attending the Annual Meeting and voting in person. However, no such notice of revocation or later dated proxy will be effective unless and until received by the Company at or prior to the annual meeting. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 10, 1998.

    The enclosed Annual Report of the Company for the year ended December 31, 1997 is not part of the proxy solicitation material.

                           OUTSTANDING CAPITAL STOCK

    The record date for stockholders entitled to vote at the Annual Meeting is March 20, 1998. At the close of business on that date, the Company had issued and outstanding and entitled to vote 7,071,614 shares of Common Stock, par value $0.10 per share ("Common Stock").

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. The holders of the Common Stock have no cumulative voting rights. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                       ACTION TO BE TAKEN AT THE MEETING

    The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) "FOR" the election as directors of the Company of the five persons named under the caption "ELECTION OF DIRECTORS," (ii) "FOR" the amendment of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company, and
(iii) at the discretion of the proxy holders, on any other matter that may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors does not know of any such other matter or business.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information concerning the only persons known to the Company to be the beneficial owners of 5% or more of Common Stock or other voting stock of the Company at March 20, 1998:

         NAME AND ADDRESS OF             NUMBER OF            NATURE OF          PERCENT OF
          BENEFICIAL OWNER               SHARES(1)       BENEFICIAL OWNERSHIP       CLASS
-------------------------------------  --------------  ------------------------  -----------

Perry E. Esping                          1,437,945(2)  Sole voting and                20.1%
  4330 Bordeaux                                          investment power
  Dallas, TX 75205

First Pacific Advisors, Inc.               694,000(3)  Shared voting and               9.8%
  11400 West Olympic Blvd.                  62,000(3)    investment power              0.9%
  Suite 1200                                           Shared investment power
  Los Angeles, CA 90064

Wallace R. Weitz & Co.                     369,400(4)  Sole voting and                 5.2%
  1125 South 103rd Street                                investment power
  Suite 600
  Omaha, NE 68124

Wanger Asset Management, L.P.              355,800(5)  Shared voting and               5.0%
  Wanger Asset Mgmt., Ltd.                               investment power
  227 West Monroe, Suite 3000
  Chicago, IL 60606

------------------------

(1) All are shares of Common Stock.

(2) According to information provided by Mr. Esping and contained in a statement on Schedule 13D dated March 28, 1988, as amended through Amendment No. 8 dated June 1, 1994, and Form 5 dated February 5, 1998, filed with the Securities and Exchange Commission, Mr. Esping holds 1,264,258 Common Stock directly. Mr. Esping is also deemed to be the beneficial owner of 100,000 shares of Common Stock which are issuable upon the exercise of presently exercisable stock options, 2,258 shares of Common Stock in the Company 401(k) plan and 71,429 shares held of record by the Esping Family Foundation of which Mr. Esping is a Director; such shares are included in the figure noted in the table.


(3) Based upon information contained in the statement on Schedule 13G dated February 11, 1993 as amended through Amendment No. 6 dated February 9, 1998 filed with the Securities and Exchange Commission by First Pacific Advisors, Inc., First Pacific Advisors, Inc. is an investment advisor acting as record holder for institutional investors, including investment companies and pension funds. First Pacific Advisors, Inc. has indicated that it believes it shares voting and disposition authority with its clients by reason of the contractual arrangements it has with those parties. First Pacific Advisors, Inc. has advised the Company that, by virtue of a contract with a specific client, it has no voting authority with respect to 62,000 of the aggregate shares shown in the table above.

(4) Based upon information contained in a statement on Schedule 13G dated February 7, 1990 filed with the Securities and Exchange Commission by Wallace R. Weitz & Company and amended through Amendment No.7 dated February 11, 1998.


(5) Based upon information contained on Schedule 13G dated March 5, 1998 filed with the Securities and Exchange Commission by Wanger Asset Management, Ltd., for itself and as general partner for Wanger Asset Management, L.P. ("WAM"). WAM is an investment company registered under the Investment Company Act of 1940. The shares reported have been acquired on behalf of discretionary clients of WAM.


                      PROPOSAL ONE: ELECTION OF DIRECTORS

    Directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. Pursuant to authority provided in the Company's By-Laws, the Board of Directors has fixed at five the number of directors which constitute the whole Board of Directors. The affirmative vote of a plurality of the votes cast by stockholders, whether present in person or by proxy, entitled to vote at the Annual Meeting, a quorum being present, is required to elect each director. It is intended that the shares represented by the proxies solicited hereby will be voted for the election of each of the persons nominated for election except where authority to so vote is withheld. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for any substitute nominee recommended by the Board of Directors. Each nominee has expressed to the Board of Directors his intention to serve the entire term for which he is elected.

    The following table lists the persons nominated for election as directors and the named executive officers in the Summary Compensation Table below who continue to hold their positions as of the record date and provides information regarding their beneficial ownership of the Common Stock of the Company at March 20, 1998.

              NAME OF                 NUMBER OF                 NATURE OF               PERCENT OF
         BENEFICIAL OWNER               SHARES            BENEFICIAL OWNERSHIP         VOTING CLASS
-----------------------------------  ------------   ---------------------------------  ------------
Perry E. Esping....................  1,437,945(1)   Sole voting and investment power      20.1%
L.D. Brinkman......................     21,000(2)   Sole voting and investment power       0.3%
Robert E. Masterson................      6,100(3)   Sole voting and investment power       0.1%
David H. Monnich...................      6,000(4)   Sole voting and investment power       0.1%
Paul T. Stoffel....................    172,123(5)   Sole voting and investment power       2.4%
Jerrold L. Morrison................    142,482(6)   Sole voting and investment power       2.0%
Bernard J. Owens...................     67,148(7)   Sole voting and investment power       0.9%
William J. Fosick..................     22,697(8)   Sole voting and investment power       0.3%
Harvey V. Braswell.................     10,941(9)   Sole voting and investment power       0.2%
All directors and officers as a                     Sole voting and investment power
  group (11 persons)...............  1,950,167(10)                                        26.1%

------------------------

 (1) See Note (2) under the caption Principal Stockholders.

 (2) Represented by 15,000 share of common stock which Mr. Brinkman is the record holder and 6,000 shares issuable under options which are presently exercisable.

 (3) Represented by 100 shares of common stock for which Mr. Masterson is the record holder and 6,000 shares issuable under stock options which are presently exercisable.

 (4) Represented by 6,000 shares issuable under stock options which are presently exercisable.

 (5) Represented by 166,123 shares of common stock for which Mr. Stoffel is the record holder and 6,000 shares issuable under stock options which are presently exercisable.

 (6) Represented by 141,667 shares issuable under stock options which are presently exercisable and 815 shares which are held on Mr. Morrison's behalf by the Company 401(k) plan.

 (7) Represented by 12,520 shares of common stock for which Mr. Owens is the record holder, 53,667 stock options which are presently exercisable, and 961 shares which are held on Mr. Owens' behalf by the Company 401(k) plan.

 (8) Represented by 18,364 shares of common stock for which Mr. Fosick is the record holder and 4,333 stock options which are presently exercisable.

 (9) Represented by 10,833 stock options which are presently exercisable and 108 shares which are held on Mr. Braswell's behalf by the Company 401(k) plan.

(10) Includes 394,500 shares subject to employee stock options that are presently exercisable, or will become exercisable within sixty days of the record date.

                        DIRECTORS AND EXECUTIVE OFFICERS

    A brief description of the business experience and current directorships of each nominee for director and each executive officer of the Company is provided below. Directors hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. Executive officers are elected by the Board of Directors at its annual meeting and subject to the discretion of the Board of Directors, hold office until its next annual meeting or until their successors have been duly elected and qualified.

DIRECTORS

Perry E. Esping

    Mr. Esping, age 63, has been a director of the Company since April 1988. He serves on the Compensation Committee of the Board of Directors. Mr. Esping has been Chairman and Chief Executive Officer of the Company since March 15, 1994. Prior to such date, Mr. Esping served as President and Chief Executive Officer of the Company and held such positions since May 27, 1988. He was previously Chairman of the Board and Chief Executive Officer of First Data Resources, Inc., a subsidiary of American Express engaged in providing data processing services, since before 1983 and until November 1987. Mr. Esping serves as Chairman of the Board of MatriDigm Corporation ("MatriDigm"), a privately-held corporation which specializes in technology designed to address the "Year 2000" computer date problem. He is also a director of Brite Voice Systems, Inc., a provider of voice messaging systems, Service Data Corporation, a data processing company, Pan Aero Corporation, a firm specializing in wind energy systems and Computer Management Sciences, Inc., a professional services firm specializing in information technology.

L. D. Brinkman

    Mr. Brinkman, age 69, has been a director of the Company since January 1989. Mr. Brinkman serves on the Compensation Committee of the Board of Directors. He has been Chairman of the Board, Chief Executive Officer and President of LDB Corporation since 1970. LDB Corporation owns and franchises Mr. Gatti's restaurants.

Robert E. Masterson

    Mr. Masterson, age 52, has been a director of the Company since May 1995. Mr. Masterson is Chairman of Service Data Corporation and has served in such capacity since 1991. From 1986 to 1991, Mr. Masterson was owner and President of Masterson Properties, a real estate and investment company. He served as a division President with American Express Company in the travel, corporate card and information services divisions from 1984 to 1986. Prior to that time, Mr. Masterson was

President and Chief Executive Officer of First Data Resources, Inc., a subsidiary of American Express which provides data processing services.

David H. Monnich

    Mr. Monnich, age 66, has been a director of the Company since January 1989, serves on the Audit Committee and is Chairman of the Compensation Committee of the Board of Directors. Mr. Monnich is Chairman and Chief Executive Officer of Crown Steel, Inc. and has served in such capacity since January 1996. Mr. Monnich was President and Chief Executive Officer of DHM Corporation, a private holding company, prior to 1996. Mr. Monnich sought protection under the United States Bankruptcy Code on June 16, 1995 and received a discharge under Chapter 7, thereof, on October 28, 1995.

Paul T. Stoffel

    Mr. Stoffel, age 64, has been a director of the Company since March 1989 and is Chairman of the Audit Committee of the Board of Directors. Mr. Stoffel is Chairman of Paul Stoffel Capital Corporation which engages in various public and private investments. He is also a director of Centex Corporation which is engaged in the residential construction and development industry. Mr. Stoffel was Managing Director of Paine Webber, Inc., an investment banking company, from 1979 through 1985.

EXECUTIVE OFFICERS

Jerrold L. Morrison

    Mr. Morrison, age 43, is President and Chief Operating Officer and has served is such capacity since January 1996. He was Executive Vice President of the Company since February 1, 1995 and also has served as President of BRC Health Care, Inc., a wholly owned subsidiary of the Company, from August 1995 to June 1996. Previously he spent seven years as an executive officer of Newtrend, L.P., a financial products and services company in Orlando, Florida serving as President of the client server division the last two years of that period.

Harvey V. Braswell


    Mr. Braswell, age 52, has been the President of the Government Services Division of the Company since November 1996. Upon joining the Company in January 1996, he served as Vice President of Information Services and Senior Vice President of Operations for the Government Services Division. From 1976 to September 1995, Mr. Braswell held executive management positions with Electronic Data Systems in their Government Systems and Health Care Divisions. Mr. Braswell currently serves on the Board of Directors of the North Carolina Electronics and Information

Technologies Association, an organization comprised of executives from technology companies residing in North Carolina, which seeks to provide its members a forum for discussing industry trends and issues.

L. Stanley Coffee

    Mr. Coffee, age 53, is Executive Vice President of the Company and has served in that capacity since March of 1997. He is responsible for the operations of the Company's Year 2000 division. Previously, he spent two years as Vice President of Energy Management Systems at Altra Energy Technologies, LLC. For the two years prior, Mr. Coffee was Account Manager at Chrysler Systems, a subsidiary of International Business Machines providing services relating to software, consulting and financial products. Prior to that Mr. Coffee was President of SCADACom, a satellite communication company for the energy industry.

William J. Fosick

    Mr. Fosick, age 51, has been President of The Pace Group, Inc., a wholly-owned subsidiary of the Company, since November 1997. Prior to that time, Mr. Fosick served as a Senior Vice President of The Pace Group, Inc. from 1993 to November 1997. From 1989 to 1993 Mr. Fosick was the general manager of managed care operations with Employer's Health Insurance, a national health insurance provider. Mr. Fosick also currently serves as a member of the Board of Directors of the Mayo Health Plan in Jacksonville, Florida, a health care services provider.

Thomas E. Kiraly

    Mr. Kiraly, age 38, has been the Company's principal financial and accounting officer since December 1988. Mr. Kiraly has held the title of Chief Financial Officer since March 1994. Prior to that time, he served as Vice President of Finance. He formerly was a Senior Management Consultant with Touche Ross & Co., a predecessor to Deloitte & Touche, a national accounting firm, from May 1985 until December 1988.

Bernard J. Owens

    Mr. Owens, age 51, has been President of the Company's Government Records Management division since July 1996 and has been Executive Vice President of the Company since June 1992. He was President of the Eastern Region from May 1989 to June 1992. He was Vice President of its Northeast Region from 1984 through May 1989.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors has established the Audit Committee, the Compensation Committee, and the Nominating Committee to assist the Board of Directors in carrying out its duties.

    The Audit Committee's duties include engaging and discharging the Company's independent auditors; reviewing and approving the engagement of the auditors for audit and non-audit services; reviewing with the independent accountants the fee, scope, and timing of the audit and non-audit services; reviewing the completed audit with the independent accountants regarding their report, the conduct of the audit, any accounting adjustments and recommendations for improving internal controls, and any other significant findings during the audit; meeting periodically with the Company's management, financial staff and auditors to discuss internal accounting and auditing procedures; initiating and supervising any special investigations it deems necessary; and reviewing significant press releases concerning financial matters. The Audit Committee consists of Messrs. Stoffel and Monnich and is chaired by Mr. Stoffel.

    The Compensation Committee periodically reviews the Company's compensation, employee benefit plans, and other fringe benefits paid to or provided for officers and directors of the Company and approves the annual salaries and bonuses of officers of the Company and executive officers of the Company's subsidiaries. The Compensation Committee also selects the employees to whom options may be granted under the Company's option plans and generally administers the option plans. The Compensation Committee consists of Messrs. Brinkman, Esping and Monnich and is chaired by Mr. Monnich.

    During 1997 the Board of Directors held three meetings (excluding five actions by unanimous consent). The Audit Committee held one meeting and the Compensation Committee held one meeting during the year. With the exception of Mr. Masterson with respect to his attendance at one meeting, all members of the Board of Directors attended all of their respective board and committee meetings during 1997.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer, each of the Company's four most highly compensated executive officers, and one individual who would have been one of the Company's four most highly compensated officers had there not been a change in his status as an officer of the Company. The determination of total compensation is based on salary, bonuses, and other cash compensation earned during fiscal 1997.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM COMPENSATION
                                                                          ---------------------------------
                                                                                  AWARDS
                                          ANNUAL COMPENSATION             -----------------------   PAYOUTS
                                ---------------------------------------   RESTRICTED   SECURITIES   -------
                                                          OTHER ANNUAL      STOCK      UNDERLYING    LTIP       ALL OTHER
 NAME AND PRINCIPAL               SALARY      BONUS(A)      COMPENSA-      AWARD(S)     OPTIONS/    PAYOUTS     COMPENSA-
    POSITION(a)       YEAR(b)     ($)(c)       ($)(d)     TION(D)($)(e)     ($)(f)     SARS(#)(g)   ($)(h)    TION(H)($)(i)
--------------------  -------   ----------   ----------   -------------   ----------   ----------   -------   -------------
Esping, P.E.           1997     257,692                                                                           3,325
Chairman and CEO       1996     250,000                                                                           3,150
                       1995     265,000                                                 150,000                   3,150

Morrison, Jerrold L.   1997     250,000(F)    75,000(G)                                                           3,325
President and Chief    1996     249,039                      49,610                      50,000                   1,393
Operating Officer      1995     169,308(C)    37,000          9,664                     125,000                     969

Pace, Ray (B)          1997     170,289      186,299                                                              1,425
President,             1996      59,916(C)                                              135,000
The Pace Group         1995

Owens, Bernard         1997     200,000       96,813(G)                                                           3,325
Executive Vice         1996     200,000      104,205(E)                                                           3,150
President              1995     200,000                                                  25,000                   3,150

Fosick, William (B)    1997     133,096      146,000                                                              1,354
President,             1996      49,320(C)    10,001                                     13,000
The Pace Group         1995

Braswell, Harvey       1997     164,942(I)   102,772(G)         257                                               2,759
President,             1996     114,462       50,000(E)      54,607                      30,000                   2,045
Government             1995
Services Division


------------------------

(A) Unless otherwise noted, reflects bonus earned during the fiscal year but paid during the next year.

(B) Mr. Pace resigned from his position as President of The Pace Group on November 10, 1997 and has been included in the table in that he would have been listed as one of the Company's four most highly compensated executive officers for fiscal year 1997 had there not been a change in his officer status. Mr. Fosick succeeded Mr. Pace as President of The Pace Group on November 10, 1997.

(C) Reflects compensation for only a portion of the fiscal year paid to the listed individual as measured from the date of commencement of the individual's employment by the Company through the end of the fiscal year. Mr. Morrison became employed by the Company on February 1, 1995. Mr. Pace and Mr. Fosick became employed by the Company on September 5, 1996.

(D) Reflects compensation associated with relocation expenses.

(E) With respect to Mr. Owens, of the total amount, $42,393 was paid in March 1997 for performance during 1996, the remainder was paid during the 1996 fiscal year. With respect to Mr. Braswell, of the total amount $25,000 was paid in March 1997 for performance during 1996, the remainder was paid during the 1996 fiscal year.

(F) Effective January 1, 1998, Mr. Morrison's base salary was increased to $275,000 per year.

(G) With respect to Mr. Owens, of the total amount, $47,312 was paid in February 1998 for performance during 1997, the remainder was paid during the 1997 fiscal year. With respect to Mr. Braswell, of the total amount $54,437 was paid in February 1998 for performance during 1997, the remainder was paid during the 1997 fiscal year. With respect to Mr. Morrison, of the total amount, $18,750 was paid in March 1998 for performance during 1997, the remainder was paid during the 1997 fiscal year.

(H) Amounts represent Company contributions to the Company's 401(k) Plan on the behalf of the listed individuals.

(I) Effective March 1, 1998, Mr. Braswell's base salary was increased to $200,000 per year.

OPTION GRANTS DURING 1997 FISCAL YEAR

    There were no grants of stock options or stock appreciation rights during the fiscal year ended December 31, 1997 to the named executives.

OPTION EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options and warrants exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                                                               OPTIONS/SAR'S AT FISCAL     THE-MONEY OPTIONS/SARS AT
                                                                   YEAR-END (#)(d)         FISCAL YEAR-END (2)($)(e)
                      SHARES ACQUIRED          VALUE         ----------------------------  --------------------------
      NAME(a)        ON EXERCISE(#)(b)   REALIZED(1)($)(c)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-------------------  -----------------  -------------------  -----------  ---------------  -----------  -------------
Esping, P.E........         --                  --              100,000         50,000         75,000        37,500
Morrison Jerrold...         --                  --               99,999         75,001        220,832       141,668
Pace, Ray..........         --                  --               45,000         90,000        292,500       585,000
Owens, Bernard.....         --                  --               53,667          8,333        197,500         6,250
Fosick, William....         --                  --                4,334          8,666         28,172        56,330
Harvey Braswell....         --                  --                9,583         20,417          1,563         4,688

------------------------

 (1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

 (2) The closing price for the Company's Common Stock as reported by the NASDAQ Stock Market as of December 31, 1997 was $38.25. Value is calculated on the basis of the difference between the option exercise price and $38.25 multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

    Each director who is not an officer of the Company or a subsidiary receives an annual fee of $8,000 plus $500 for each Board of Directors or Committee meeting attended. In addition, Committee chairmen who are not officers of the Company or a subsidiary receive an annual fee of $1,000.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The Company has strived to structure its executive compensation programs in a manner designed to attract and retain a talented and capable management team, and to provide appropriate compensation based on that team's achievement of financial performance objectives. During 1997, the Compensation Committee held primary responsibility for determining the compensation of the Company's Chief Executive Officer (the "Chief Executive"), and for approving the determinations of compensation paid to other officers and senior executives proposed by the Chief Executive. In determining compensation for the Chief Executive, Mr. Perry
E. Esping abstained from all discussions.

    Compensation is paid to the Chief Executive in the form of base compensation, bonus compensation and the granting of options to buy shares of the Company's common stock at then prevailing market prices. Each year the Board of Directors of the Company sets forth certain financial performance objectives for the Company. The Company's ability to meet such targeted financial goals, changes in the market price of the Company's common stock, and the Chief Executive's previous base compensation level, are the most important criteria utilized by the Compensation Committee in determining the compensation of the Chief Executive, although the Compensation Committee reviews other factors, including the compensation awarded to chief executive officers of similar corporations. Based on a review of such criteria, the Compensation Committee determines the annual base and bonus compensation of the Chief Executive. In addition, the Compensation Committee from time to time may grant stock options in order to reward the Chief Executive for the long-term performance of the Company. With respect to the Chief Executive's compensation during 1997, the Compensation Committee largely relied upon the Company's financial performance and the previously existing compensation level for the Chief Executive. Although the Compensation Committee did not quantitatively provide the relationship of such financial performance to the Chief Executive's compensation, that factor was a significant consideration. The Compensation Committee also considered the compensation practices of other corporations in the Company's industry which are most likely to compete with the Company for the services of executive officers. Based upon a review of these and other relevant factors, the Compensation Committee considered it appropriate and in the best interests of the stockholders of the Company, to increase the base compensation of the Chief Executive Officer from $250,000 to $300,000 per year effective November 1, 1997 and to award no bonus compensation or stock options during 1997.

    Compensation to other officers and senior executives is also provided in the form of base compensation, bonus compensation and the granting of stock options. Base compensation is determined based on industry norms associated with the position held by the executive while bonus compensation is normally linked to specific shorter-term (e.g., one to three years) profit objectives and stock options are granted to reward longer-term performance (particularly the stock price performance) of the Company. The Chief Executive's decisions concerning the specific compensation elements for individual officers and senior executives (which, after a thorough review, were almost universally ratified by the Compensation Committee) were made within this framework and in light of each executive's level of responsibility, performance, current salary and prior-year bonus and other compensation awards. The Chief Executive is responsible for the performance assessment of individual officers and senior executives and provides his recommendations to members of the Compensation Committee for review and approval.

         Perry E. Esping         L.D. Brinkman         David H. Monnich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, Mr. Esping served as both a member of the Company's Compensation Committee and as the Company's Chief Executive Officer. Certain transactions between the Company and Mr. Esping are described under "Certain Transactions" below. In addition, Mr. Esping is a principal stockholder of Service Data Corporation, a corporation for which Mr. Masterson serves as Chairman, director and stockholder.

STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 31, 1997 with the cumulative total return on the NASDAQ Index and the Peer Group Index. The Peer Group Index, compiled by the Company is reflective of SIC code 737, NASDAQ Computer and Data Processing Services Stocks. Such compilation was utilized to achieve a comparison with a group of companies which together have similar operations to that of the Company. Management does not believe that any one company or any group of companies in a single industry group provides a comparable index for the Company's performance. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices.


               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG
             BRC HOLDINGS, INC., NASDAQ INDEX AND PEER GROUP INDEX


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BRC HOLDINGS, INC.    NASDAQ STOCK MARKET INDEX (US)     PEER GROUP
12/31/92               100.000                            100.000       100.000
1993                   160.843                            114.796       105.835
1994                   160.241                            112.214       128.526
1995                   190.361                            158.699       195.739
1996                   215.663                            195.196       241.536
1997                   184.337                            239.527       296.704

CERTAIN TRANSACTIONS


    The Company has a minority investment in, and has certain consulting and sales representative agreements with, MatriDigm. MatriDigm is a privately-held company located in San Jose, California, which specializes in the development and use of computer technologies designed to correct the "Year 2000" date problem which may cause many computer systems to incorrectly identify two digit numbers representing years occurring after 1999 (i.e., "00", "01", etc.) as years occurring during the early part of the twentieth century (1900, 1901, etc.). Pursuant to an agreement between the Company and MatriDigm, Mr. Esping serves as Chairman of the Board of MatriDigm. Although Mr. Esping receives no compensation from MatriDigm for his services, an investment trust whose beneficiaries include members of his immediate family owns less than ten percent of the outstanding equity securities of that company and may be deemed to benefit indirectly from business relationships with the Company. As of March 1, 1998, the Company owns 2,000,000 shares of common stock 1,000,000 shares of preferred stock of MatriDigm. The Company paid $3,500,000 for such shares which bear certain restrictions, including repurchase rights with respect to a portion of the common shares.

    On December 5, 1997, MatriDigm issued to the Company a $1.5 million convertible promissory note and agreement. The note bears interest at a rate of 6% per annum, payable quarterly, until the note is converted. The note is convertible, in part or in full, into common stock of MatriDigm at the Company's option and terminates upon the closing of a registered public offering of MatriDigm's securities, unless exercised simultaneously with such an event. The principal amount of the note outstanding subsequent to the termination of the conversion option period is due and payable in six equal monthly installments beginning on January 1, 1999. The rate of conversion of the Promissory Note is dependent on certain performance requirements by MatriDigm during the first three months of 1998.

    Depending on MatriDigm's achievement of the performance requirements associated with the convertible promissory note and the resulting effect on the rate of conversion, assuming conversion of the promissory note, the Company's total equity ownership in MatriDigm would constitute 9% to 11% of the total outstanding equity of that firm.

    The Company, pursuant to a consulting agreement, receives 5% of the cumulative pre-tax operating profits of MatriDigm in exchange for the services of Mr. Esping and certain other assistance by the Company. The Company received no payments during 1997 or 1996 with regard to this obligation. Additionally, through a sales representative agreement, the Company serves as a commissioned distributor of MatriDigm services. No commissions were received by the Company during 1997 or 1996 with respect to MatriDigm's services.

    A business partly owned by a family member of Mr. Esping's leased real property from the Company through September, 1996. The lease agreement covered approximately 5,600 square feet of production and warehouse space which was otherwise unused by the Company. The Company collected approximately $21,000 in 1996 under the lease. The lease rate negotiated was based upon what the Company believes were existing market conditions at the inception of the lease.

    The Company subleased office space to Mr. Esping for personal use through August of 1997. The lease agreement covered 1,357 square feet of office space on which the Company collected approximately $16,000 annually in rent. Management believes that the lease rate negotiated was consistent with existing market conditions at the inception of the lease.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                 PROPOSAL TWO:
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                       SHARES OF AUTHORIZED COMMON STOCK

    Under the provisions of Article Fourth of the Company's Restated Certificate of Incorporation, as amended, the Company's current authorized capital stock is twenty-two million shares, consisting of twenty million shares of common stock with a par value of $0.10 per share ("Common Stock") and two million shares of preferred stock, with a par value of $10.00 per share ("Preferred Stock"). On March 3, 1998, the Board of Directors approved by a Unanimous Written Consent the distribution of a 100% stock dividend payable to holders of record of the Company's Common Stock on March 20, 1998. The distribution date of the dividend was set by the Board of Directors as April 6, 1998. By virtue of the stock dividend, as of the record date, after considering the Common Stock dividend to be issued and all adjustments necessary to outstanding options to purchase the Common Stock, there were an equivalent of 14,143,228 shares of Common Stock outstanding and 3,676,658 shares reserved for issuance upon the exercise of outstanding stock options. Thus, following the distribution of the stock dividend, the Company will have available approximately 2,180,114 shares of Common Stock authorized for future issuance pursuant to its Restated Certificate of Incorporation. The Board of Directors believes that this number may be inadequate to meet future contingencies. As a result, the Board of Directors of the Company has approved for submission to a vote of the stockholders a proposal to amend the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Company to provide for a total authorized capital stock of 32,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $0.10 per share, and 2,000,000 shares of Preferred Stock, par value $10.00 per share. The effect of this amendment would be to increase the number of authorized but unissued shares of the Company's Common Stock by 10,000,000 shares, giving the Company approximately 12,180,114 shares of authorized but unissued Common Stock over and above the amount necessary to satisfy the Company's obligations for issuance of shares upon the exercise of currently outstanding stock options. In all other respects, Article Fourth of the Restated Certificate of Incorporation would remain unchanged.


    No specific transaction is now contemplated which would result in the issuance, after amendment of the Certificate of Incorporation, of additional shares of Common Stock. However, the Board of Directors believes it would be advantageous to the Company to have such additional shares available for issuance to meet possible future developments and financing requirements, without the expense and delay associated with calling a special meeting of the stockholders to secure authorization each time a specific need arises. Among the purposes for which such additional authorized but unissued shares of Common Stock could be used would be for the acquisition of businesses and the raising of funds for general corporate requirements. The increase in authorized capital stock of the Company would also permit the Board of Directors to consider the possibility of declaring further stock dividends to existing stockholders or to provide for additional shares to be reserved for issuance under various of the Company's stock option and other plans as a means of retaining qualified management personnel and attracting additional personnel. While the reasons for the increase in the authorized capital stock which will result from the approval of this proposed amendment are those discussed above, the availability of the additional common stock could also be utilized by the Company as a part of a defensive strategy to counter any hostile takeover attempts. No such action is presently anticipated, however. Although the Company anticipates issuing the newly authorized stock at some time in the future for one or more of the reasons set forth above, it has no present intention of doing so for any particular purpose.


    For the reasons described above, the Board of Directors recommends that the following amendment to the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation be approved by the stockholders:

           "Fourth". This corporation is authorized to issue thirty-two million (32,000,000) shares of capital stock. Thirty million (30,000,000) of the authorized shares shall be common stock, $0.10 par value, and two million (2,000,000) of the authorized shares shall be preferred stock, $10.00 par value each.

    A copy of the entire text of Article Fourth of the Restated Certificate of Incorporation is attached as Exhibit A to this Proxy Statement. The italicized portions of paragraph 1 of Article Fourth in Exhibit A reflect the proposed amendment to be voted on at the Annual Meeting.

    Unless marked to the contrary, proxies received will be voted "FOR" adoption of the foregoing amendment to the Certificate of Incorporation. An affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required to approve the amendment.

    The Board of Directors recommends a vote "FOR" this proposal.

                            STOCKHOLDERS' PROPOSALS

    Any proposals that stockholders of the Company desire to have presented at the 1999 annual meeting of stockholders must be received by the Company at its principal executive offices not later than January 13, 1999 in order to be included in the Company's proxy statement and form of proxy with respect to such 1999 annual meeting.

                                    GENERAL

    The Board of Directors has engaged the firm of Price Waterhouse L.L.P. to act as the independent auditors of the Company for fiscal year 1997. As of the date of this proxy statement, the Board of Directors has not had the opportunity to meet and designate the independent auditors for fiscal year 1998. One or more representatives of Price Waterhouse L.L.P. will attend the Annual Meeting, will have an opportunity to make a statement, and will respond to appropriate questions from stockholders.

    The accompanying proxy is being solicited on behalf of the Board of Directors. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company. The cost of any such solicitation will be borne by the Company. Arrangements have been made with Corporate Investor Communications, Inc. ("CIC") for the delivery of proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to their beneficial owners. If deemed necessary by the Company, the Company may engage CIC to solicit proxies for a prearranged fee.

    The cost of approximately $4,000 plus out-of-pocket expenses for proxy distribution by CIC and any additional expenses resulting from any such solicitation will be borne by the Company.

                                          By Order of the Board of Directors,

                                          /s/ Perry E. Esping
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
April 10, 1998

                                   EXHIBIT A
                                 ARTICLE FOURTH
                                     OF THE
                          CERTIFICATE OF INCORPORATION

    "FOURTH". This corporation is authorized to issue thirty-two million (32,000,000) shares of capital stock. Thirty million (30,000,000) of the authorized shares shall be common stock, $0.10 par value each, and two million (2,000,000) of the authorized shares shall be preferred stock, $10.00 par value each.

    Each holder of both classes of capital stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock held by the shareholder.

    Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Subject to the preceding paragraph, each such series shall have such voting powers and such preferences and relative, participating, optional or other special rights, with such qualification, limitations, or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issue of such series of preferred stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative.

    No stockholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the corporation, nor or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

                              BRC HOLDINGS, INC.
                     1111 W. MOCKINGBIRD LANE, SUITE 1400
                              DALLAS, TEXAS 75247

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P        The undersigned hereby (1) acknowledges receipt of the notice dated
    April 10, 1998 of the annual meeting of stockholders of BRC Holdings,
R Inc. (the "Company") to be held in the White Oak Room of the Sheraton Suites Market Center Hotel, 2101 Stemmons Freeway, Dallas, Texas 75207
O on May 14, 1998, 9:00 a.m. Dallas time, and the proxy statement in connection therewith, and (2) appoints Perry E. Esping and Paul T. Stoffel,
X and each of them, his proxies, with full power of substitution, for and in the name, place, and stead of the undersigned, to vote upon and act
Y with respect to all of the shares of Common Stock of the Company held of record by the undersigned on March 20, 1998 at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:


    1. Election of Directors, Nominees: L.D. Brinkman, Perry E. Esping, Robert E. Masterson, David H. Monnich, and Paul T. Stoffel.

    2. To approve the Amendment of the Restated Certificate of Incorporation of the Company to increase the number of common shares authorized for issuance by the Company.

You may specify your choices by marking the boxes on the reverse side, but you do not need to mark any boxes if you want to vote as recommended by the Company's Board of Directors. The Proxies cannot vote your shares unless you sign and return this proxy card.

                                                             See Reverse Side


                                         BRC HOLDINGS, INC.                                            SHARES IN YOUR NAME
               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                            ]

1. Election of Directors (See Reverse)         For  Withheld  Except       3. In their discretion the   For  Against  Abstain
                                               / /     / /      / /           proxies are authorized    / /    / /      / /
                                                                              to vote upon such other
                                                -----------------             business as may properly
                                                Nominee Exception             come before the meeting




2. To approve the Amendment of Article         For   Against   Abstain
   Fourth of the Restated Certificate of       / /     / /       / /
   Incorporation of the Company.




                                                  Please sign exactly as name is registered under the plan and appears above.

/ / Check if Change of Address                    Signature _____________________________________  Date _____________________

                                  BRC HOLDINGS, INC.
                           1111 W. MOCKINGBIRD LANE, SUITE 1400
                                  DALLAS, TEXAS 75247
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P     The undersigned hereby (1) acknowledges receipt of the notice dated
   April 10, 1998 of the annual meeting of stockholders of BRC Holdings, R Inc. (the "Company") to be held in the White Oak Room of the Sheraton
   Suites Market Center Hotel, 2101 Stemmons Freeway, Dallas, Texas 75207
O on May 14, 1998, at 9:00 a.m., Dallas time, and the proxy statement in connection therewith, and (2) appoints Perry E. Esping and Paul T. Stoffel,
X and each of them, his proxies, with full power of substitution, for and in the name, place, and stead of the undersigned, to vote upon and act with
Y respect to all of the shares of Common Stock of the Company held of record by the undersigned on March 20, 1998 at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

      1. Election of Directors, Nominees: L.D. Brinkman, Perry E. Esping, Robert E. Masterson, David H. Monnich, and Paul T. Stoffel.

      2. To approve the Amendment of the Restated Certificate of Incorporation of the Company to increase the number of common shares authorized for issuance by the Company.

      The shares credited in the name of the undersigned will be voted as specified if this card is signed by or on behalf of the participant and received by the Trustee by May 8, 1998. If no specification is made as to how to vote the shares, then the shares will be voted for the matters specifically referred to above. If this card is not signed and received by the Trustee, then the shares will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received.

                                                              SEE REVERSE SIDE

                              BRC HOLDINGS, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                            SHARES IN YOUR NAME

[                                                                             ]

                                                        For   Withheld   Except
1. Election of Directors (See Reverse)                  / /      / /       / /

                                                        -----------------------
                                                        Nominee Exception

2. To approve the Amendment of Article Fourth of the    For   Against  Abstain
   Restated Certificate of Incorporation of the         / /     / /      / /
   Company.

3. In their discretion the proxies are authorized       For   Against  Abstain
   to vote upon such other business as may properly     / /     / /      / /
   come before the meeting

/ / Check if Change of Address


Please sign exactly as name is registered under the plan and appears above.

Signature __________________________________________  Date ____________________